Exhibit 10.4
Confidential
EXECUTION VERSION
AMENDMENT NO. 1
TO
REGISTRATION RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), is dated and entered into as of June 30, 2006, between PharmaBio Development Inc., a North Carolina corporation, doing business as NovaQuest (the “Investor”) and OrthoLogic Corp., a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, pursuant to that certain Common Stock and Warrant Purchase Agreement by and between the Company and the Investor dated as of February 24, 2006 (the “Agreement”), as modified by that certain letter agreement between the Investor and the Company regarding a waiver of blocking events of even date herewith (the “Waiver”), the parties desire that, upon the terms and subject to the conditions thereof, the Company shall issue to the Investor, and, subject to the terms and conditions thereof, the Investor shall purchase from the Company, from time to time as provided in the Agreement, shares of the Company’s common stock, par value $0.0005 per share (“Common Shares”), and Warrants to purchase shares of such Common Shares as described therein (the “Warrant Shares” and, together with the Common Shares, the “Common Stock”);
     WHEREAS, pursuant to the terms of, and in partial consideration for, the Investor’s commitment to enter into the Agreement, the Company provided the Investor with certain registration rights with respect to the Common Stock as set forth in that certain Registration Rights Agreement dated as of February 24, 2006 (the “Rights Agreement”); and
     WHEREAS, in connection with the Waiver, the Investor and the Company desire to amend the Rights Agreement pursuant to Section 9(a) thereof as described herein.
AGREEMENT
     NOW THEREFORE, the parties agree as follows:
     1. Defined Terms. All initially capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Rights Agreement.
     2. Amendments to Prior Rights Agreement. The Rights Agreement is hereby amended as follows:
          a. Section 2(a) of the Rights Agreement is deleted in its entirety and replaced with the following new Section 2(a):

“(a) Subject to the terms and conditions of this Rights Agreement, the Company shall, upon the earlier of (i) 10 business days following the Third Closing Date (as defined in Section 2.02(b) of the Purchase Agreement) or (ii) 10 Business Days following the Company’s failure to deliver not less than 10 Business Days before the Third Closing Date written notice of its intent to sell the Common Stock associated with the Third Closing Date as contemplated by Section 2.02(b) of the Purchase Agreement (the “Filing Deadline”), file with the Commission an appropriate registration statement on Form S-3 (or any successor or other appropriate form) under the Securities Act for the registration of the Common Stock (the “Registration Statement”), and thereafter shall use its best efforts to cause such Registration Statement to be declared effective as promptly as practicable. Furthermore, at the time of filing of the Registration Statement, the Company shall file (A) such blue sky filings as shall have been requested by the Investor; and (B) any required filings with the National Association of Securities Dealers, Inc. or exchange or market where the Common Stock is traded.”
          b. The following Section 2(c) is added to the provisions of the Rights Agreement:
“(c) Notwithstanding anything herein to the contrary, if the Company is not permitted to register for resale under the Securities Act the Warrant Shares issuable under the Class B Warrant, the Class C Warrant and/or the Class D Warrant (the “Unvested Warrant Shares”), then: (i) the Company’s obligations hereunder to register the Common Stock for resale initially shall apply only to Common Stock other than the Unvested Warrant Shares; (ii) the Company shall be required hereunder to register the Unvested Warrant Shares for resale as and to the extent that such shares may then be acquired upon exercise of the relevant warrant agreements and upon receipt of a written request from the Investor for such registration; and (iii) the Filing Deadline in respect of any portion of the Unvested Warrant Shares shall be 45 days following the Company’s receipt from the Investor of a written request for registration of such portion of the Unvested Warrant Shares which Investor is then entitled to purchase under the relevant warrant agreement.”
          c. The following Section 2(d) is added to the provisions of the Rights Agreement:
“(d) If the Registration Statement is not filed within thirty (30) days following the Third Closing Date (a “Registration Default”), the Company shall make cash payments (as liquidated damages and not as a penalty) to Investor equal to one percent (1%) of the aggregate purchase price paid by Investor for the Common Stock for each thirty (30) day period (pro rated for partial periods) in which a Registration Default exists, up to a maximum of six percent (6%) of the aggregate purchase price paid by Investor for the Common Stock. Each such payment required to be made under this Section 2(d) shall be made within five (5) Business Days following the last day of each calendar month in which a Registration Default exists. Any such payment made following such five (5) Business Day window shall be subject to interest at the lower of twelve percent (12%) and the maximum rate permitted by applicable law. Any such payment shall be in addition to any other remedies available to Investor at law or in equity, whether pursuant to the terms hereof, the Agreement or otherwise.”
     3. Representations of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to carry on its business as now conducted. The Company has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and by the Rights Agreement. The execution and delivery of this Amendment and consummation of the transactions contemplated hereby and by the Rights Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated hereby or by the Rights Agreement. This Amendment has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     4. No Other Amendments. The Rights Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
     5. Headings. The section headings herein are for convenience of reference only and shall not affect the interpretation of this Amendment. All paragraph references herein are to sections of this Amendment unless specified otherwise.
     6. Governing Law. This Amendment, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the laws of the State of North Carolina, as applied to agreements executed and performed entirely in the State of North Carolina, without regard to conflicts of law rules.
[signature page follows]

[Signature Page to Amendment No. 1 to Registration Rights Agreement]
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

OrthoLogic Corp.

By:	/s/ Les M. Taeger

Name: Les M. Taeger
Title: CFO

PharmaBio Development Inc. (D/B/A NovaQuest)

By:	/s/ Patrick B. Jordan

Name: Patrick B. Jordan
Title: Vice President, Corporate Development